Exhibit 5

J. M. Walker & Associates

Attorneys at Law

7841 South Garfield Way

Centennial, CO 80122

jmwalker85@earthlink.net

Telephone: 303-850-7637                         Facsimile: 303-482-2731

October 28, 2014

MediJane Holdings Inc.

Re: Opinion of Counsel - Registration Statement on Form S-1

Gentleman:

I have acted as counsel to MediJane Holdings Inc. in connection with the preparation and filing of a registration statement on Form S-1.  The registration statement covers the registration under the Securities Act of 1933 of 13,866,667 common shares to be issued upon the exercise of warrants currently outstanding by MediJane Holdings Inc. and 14,666,667 common shares being registered on behalf of selling shareholders.  I have examined the registration statement, the articles of incorporation and bylaws, as amended, and minutes of meetings of its board of directors, as well as all other documents necessary to render an opinion.

Based upon the foregoing, I am of the opinion that the 13,866,667 common shares to be issued upon the exercise of warrants currently outstanding pursuant to the registration statement are duly authorized and will be, when issued in the manner described in the registration, legally and validly issued, fully paid and non-assessable.

Additionally, based upon the foregoing, I am of the opinion that the 14,666,667 common shares sold were duly authorized and have been legally and validly issued, fully paid and non-assessable.

This opinion opines upon Nevada law, including the Nevada Constitution, all applicable provisions of the statutory provisions, and reported judicial decisions interpreting those laws.  This opinion is based on my knowledge of the law and facts as of the date of the registration statement’s effectiveness.

This opinion does not address or relate to any specific state securities laws. I assume no duty to communicate with the registrant in respect to any matter that comes to my attention after the date of effectiveness of the registration statement.

CONSENT

I consent to the use of this opinion as an exhibit to the registration statement and to the reference to my firm in the prospectus that is made a part of the registration statement.

Very truly yours,

J. M. Walker & Associates

Attorneys At Law

By:

/s/ Jody M. Walker

Jody M. Walker